Exhibit 10

EMPLOYMENT AGREEMENT

BETWEEN

[Name of Subsidiary]

AND

[Officer]

[Date]

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT ("Agreement"), dated as of the ____________ day of _________________, 200_ (the “Effective Date”), is by and between _______________________________, a corporation headquartered in __________________, and a wholly-owned subsidiary of Progress Energy, Inc., its successors or assigns and [Full Name] (“Officer”). __________________________ shall be referred to as the “Company” throughout. Progress Energy, Inc. shall be referred to as “Progress Energy” throughout.

Preamble

The Company and Officer agree to enter into an employment relationship in which Officer will serve as ______________ of the Company under the terms and conditions as set forth within the Agreement:

Provisions

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

1. RESPONSIBILITIES; OTHER ACTIVITIES.

Officer shall occupy the position of _____________ at the Company and shall undertake the general responsibilities and duties of such position as directed by Company senior management. During the Term of the Agreement as defined in Section 2 below, Officer shall perform faithfully the duties of Officer’s position, devote all of Officer’s working time and energies to the business and affairs of the Company and use Officer’s best efforts, skills and abilities to promote the Company’s business interests. Notwithstanding anything herein to the contrary, the Company reserves the right to assign or reassign Officer’s employment to other positions, including positions at subsidiaries or affiliates of Progress Energy. If so assigned or reassigned, Officer will serve in such positions, and shall have such responsibilities and duties, as determined by such new employer. As used in the Agreement, the term “Company” shall also refer to any new employer to which the Agreement is assigned in accordance with this Section 1.

2. TERM OF THE AGREEMENT.

(a) The Agreement is effective as of the Effective Date and shall remain in effect until _________________, 200_, [3 years] unless earlier terminated under Section 8 below.

(b)  On January 1, 200_ and on January 1 of each year thereafter (each an “Extension Date”), the term of the Agreement (the “Term”) automatically will be extended by an additional year, unless notice of non-renewal is timely given by the Company pursuant to Paragraph 2(c) below.

(c) The Company may elect to not extend the Term of the Agreement and must notify Officer no later than 60 days prior to the relevant Extension Date that it does not intend to renew the Term of the Agreement pursuant to Paragraph 2(b), above. Should the Company elect not to renew the Term of the Agreement, the Agreement will terminate at the end of the then-current Term.

3. BASE SALARY. As compensation for the services to be performed hereunder, Officer will be paid a Base Salary at the annual rate of ______________________ Thousand Dollars ($___,000) (less applicable withholdings) (“Base Salary”) during 200_. Base Salary for each subsequent year of employment during the Term of the Agreement shall be subject to adjustment by the Company during the normal annual salary review process for similarly situated executives as determined by the Company in its discretion. Base Salary shall be deemed earned proportionally as Officer performs services over the course of each year the Agreement is in effect. Payments of Base Salary shall be made, except as otherwise provided herein, in accordance with the Company’s standard payroll policies and procedures.

4. EMPLOYEE BENEFIT PLANS. During the Term of the Agreement, Officer shall be entitled to participate in all applicable benefits plans sponsored by the Company or Progress Energy that are available for participation generally to Company employees, subject to the terms and conditions of such plans (the “Benefit Plans”).

5. EXECUTIVE INCENTIVES AND PERQUISITES. During the Term of the Agreement, and subject to Section 6 below, Officer shall be eligible to participate in executive incentive and executive perquisites sponsored by, or offered pursuant to the policies of, the Company or Progress Energy that are applicable generally to similarly situated Company executives, subject to the terms and conditions of such plans, policies or programs, unless specifically provided for in this Agreement. As of the Effective Date, these executive incentives and perquisites consist of the following:

(a) Short Term Incentive Plan. Officer is eligible to participate in the Progress Energy sponsored Management Incentive Compensation Plan (the “MICP”), with a current annual target of __% of actual base salary earnings, subject to the terms of the MICP.

(b) Long Term Incentives. Officer is eligible to participate in a long term incentive program, subject to the terms of the Progress Energy, Inc. Equity Incentive Plan (the “EIP”), consisting of the following components at the Effective Date:

(i) PSSP or Other Performance-Based Incentives. An annual award of performance-based long term incentives (“LTI”) (currently shares/units from the Performance Share Sub-Plan) with a current annual target of __% of actual base salary earnings. These awards are generally made in March.

(ii) Restricted Stock. An award of restricted common stock or restricted stock units, with a current annual target of __% of actual base salary earnings, vesting ratably on the 3rd, 4th and 5th anniversaries from the date of grant, or upon such other vesting schedule as determined by Progress Energy. These annual awards are generally made in March.

(c) Base Salary Deferral Plan. Officer is eligible to participate in the Progress Energy sponsored Management Deferred Compensation Plan (“MDCP”).

(d) Incentive Deferrals. Officer is eligible to defer his earned MICP and/or LTI awards into deemed investments of Progress Energy common stock on an unfunded basis pursuant to terms of the MICP or EIP, as applicable.

(e) Restoration Pension Plan. Officer is eligible to participate in the Progress Energy sponsored non-qualified pension plan (the “Restoration Retirement Plan”) subject to its terms and conditions. If Officer becomes a participant under Progress Energy’s Supplemental Senior Executive Retirement Plan, Officer forfeits all benefits under the Restoration Retirement Plan.

(f) Supplemental Senior Executive Retirement Plan. Officer shall be eligible for participation in Carolina Power & Light Company’s Supplemental Senior Executive Retirement Plan (“SERP”), subject to its terms.

(g) Perquisite Program. Officer is eligible to participate in a perquisite program as determined by the Company from time to time. The perquisite program may include such benefits as the Company determines would be appropriate, including, but not limited to, continued participation in the Progress Energy sponsored Split Dollar Life Insurance Plan (subject to its terms and consistent with applicable laws and regulations), an automobile allowance, an annual executive physical, luncheon, airline and country club memberships, financial and estate planning services, tax preparation services, an executive accidental death and dismemberment insurance policy and home security. Any perquisite program benefits shall be subject to such limitations, modification or cancellation as the Company shall determine in its sole discretion.

6. COMPANY PLAN AND PROGRAM MAINTENANCE. Officer’s entitlement to the benefits described in Sections 4 and 5 shall be governed exclusively by the terms of the plans and programs described in those provisions. Nothing in the Agreement shall require Progress Energy or the Company to continue or maintain any short term incentive, long term incentive, employee or executive benefit plan or program or any perquisite. Progress Energy and the Company shall have the right to modify, replace or eliminate any incentive or benefit plans or programs, including perquisites.

7. VACATION AND HOLIDAYS. Officer will be entitled to four weeks of vacation leave per year, unless his combined years of service to Progress Energy subsidiaries entitle him to additional vacation leave pursuant to Company policy. Officer will be granted paid holidays per Company policy.

8. TERMINATION OF EMPLOYMENT.

(a) Termination. During the Term of this Agreement, the Company may elect at any time to terminate Officer’s employment immediately hereunder and remove Officer from any employment with or without “Cause,” as defined below.

(i) Constructive Termination. For purposes of this Agreement, the Company shall be deemed to have terminated Officer’s employment without cause if Officer is displaced from an assignment within the controlled group of Progress Energy, Inc. subsidiaries and affiliates, and (1) is not simultaneously reassigned to another position with the controlled group of Progress Energy, Inc. subsidiaries and affiliates; or (2) in the event that Progress Energy, Inc. sells more than 50% of its interest in a Progress Energy, Inc. subsidiary to which Officer is assigned to a third party during the term of Officer’s assignment, and the third party purchaser does not offer Officer a position with materially comparable authority and duties within fifty (50) miles from Officer’s current geographic work location. Upon such constructive termination, the obligations and rights of the parties will be governed by Paragraph 8(a)(ii) below.

(ii) Termination Without Cause. During the Term of this Agreement, if Officer’s employment with the Company is terminated without Cause, and Officer’s employment under the Agreement is not assigned to another subsidiary or affiliate of Progress Energy, then Officer will be provided with severance equal to 2.99 times his then-current Base Salary, payable in equal installments over a period of 2.99 years from the date of such termination. Additionally, the Company will reimburse Officer for the costs of continued coverage under certain health and welfare benefit plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for up to eighteen (18) months after such termination of his employment; provided, however, that Officer shall not be eligible for COBRA reimbursement beyond the date on which his continued coverage terminates in accordance with COBRA. Receipt of the benefits in this paragraph is subject to the requirements of Paragraphs 8(f), 8(g) and 8(h) and 11(1) of this Agreement. In addition, Officer will be eligible to retain all benefits under existing Benefit Plans and executive benefit plans as described in Sections 4 and 5 to the extent vested within, and subject to, the terms of those plans. Upon termination without Cause, Officer shall be entitled to any earned but unpaid Base Salary accrued to the date of termination. Any continued rights or benefits Officer or his legal representatives may have under any Company or Progress Energy sponsored employee benefit plan or program upon his termination without Cause shall be determined in accordance with the terms or provisions of the plan or program.

(iii) Termination for Cause. For purposes of this Agreement, “Cause” shall be defined as: (1) any act of Officer’s including, but not limited to, misconduct, negligence, unlawfulness, dishonesty or inattention to the business, which is detrimental to the Company’s interests; or (2) Officer’s unsatisfactory job performance or failure to comply with Company policies, rules or regulations. If Officer is terminated for Cause as defined herein, then he shall be eligible to retain all benefits under existing Benefit Plans and executive benefit plans as described in Sections 4 and 5 that have vested pursuant to, and subject to, the terms of those plans, if permitted by such plans, but he shall not be entitled to any form of salary continuation or severance benefits under the Agreement. Upon termination for Cause, Officer shall be entitled to any earned but unpaid Base Salary accrued to the date of termination. Any continued rights or benefits Officer or his legal representatives may have under any Company or Progress Energy sponsored employee benefit plan or program upon his termination for Cause shall be determined in accordance with the terms or provisions of the plan or program.

(b)  Change in Control. In the event that Progress Energy experiences a Change in Control, as defined by the Progress Energy, Inc. Change in Control Plan (the “Change in Control Plan”) and Officer is (1) designated by the Organization and Compensation Committee of Progress Energy’s Board of Directors as covered by the Change in Control Plan, and (2) is terminated without Cause or constructively terminated under the terms of this Agreement or the Change in Control Plan, then Officer may elect to receive benefits under either the Change in Control Plan or the Agreement. Under no event will Officer receive benefits under both the Change in Control Plan and the Agreement.

(c) Voluntary Termination; Lapse of Term. If Officer terminates his employment voluntarily for any reason at any time, or if the Term of the Agreement lapses due to non-renewal, then he shall be eligible to retain all benefits under existing Benefit Plans and executive benefit plans that have vested pursuant to, and subject to, the terms of those plans, as of the last date of regular employment. He shall not be entitled to any form of salary continuation or other severance benefit under the Agreement.

(d) Termination Due to Death. In the event of Officer’s death during the Term of the Agreement, Officer’s employment hereunder shall terminate and the Company shall have no further obligation to Officer under the Agreement except as specifically provided in the Agreement. Officer’s estate shall be entitled to receive all earned but unpaid Base Salary accrued to the date of termination and any short term incentive for a prior fiscal year that has been earned but not paid. Any rights and benefits Officer or Officer’s estate or other legal representatives may have under Benefit Plans and executive benefits and incentive plans of the Company or Progress Energy upon Officer’s death during the Term of the Agreement, if any, shall be determined in accordance with the terms and provisions of such plans and incentive or benefit programs.

(e) Termination Due to Disability.

(i) The Company may terminate Officer’s employment hereunder, subject to compliance with the Americans With Disabilities Act or other applicable law, due to Disability if (1) for a period of 180 consecutive days during the Term of the Agreement, Officer is totally and permanently disabled as determined in accordance with the Company's long term disability plan (LTD), if any, as in effect during such time; or (2) at any time during which no such plan is in effect, Officer is substantially unable to perform his duties hereunder because of a medical condition for a period of 180 consecutive days during the Term of the Agreement, as determined by the Company in good faith (either event shall be deemed “Disability” for the purposes of the Agreement).

(ii) Upon the termination of Officer’s employment due to Disability, the Company shall have no further obligation to Officer under this Agreement except as specifically provided in this Agreement. Upon such termination for Disability, Officer shall be entitled to all earned but unpaid Base Salary accrued to the date of termination and any short term incentive for a prior fiscal year that has been earned but not paid. The short term incentive, if any, for the current fiscal year shall be calculated on a pro rata basis for the portion of the fiscal year Officer was performing the duties of his position and shall be paid at the regularly scheduled time for the payment of the short term incentive. Any continued rights and benefits Officer or Officer’s legal representatives may have under employee benefit plans and programs of the Company or Progress Energy upon Officer’s termination for Disability, if any, shall be determined in accordance with the terms and provisions of such plans and programs.

(f) Release of Claims. In order to receive severance benefits under Paragraphs 8(a) or 8(b), Officer agrees to execute a written release of all claims against the Company, and its employees, officers, directors, subsidiaries and affiliates, on a form acceptable to the Company.

(g) Covenant Not to Compete. If the Company terminates Officer’s employment without Cause under Paragraph 8(a)(ii), or if Officer becomes eligible for the benefits available under Paragraphs 8(a)(i) or 8(b), Officer, for the greater of (i) one year, or (ii) as long as Officer is receiving severance payments under this Agreement, shall not compete directly or indirectly with the Company or its affiliates within fifty (50) miles of any geographic area in which the Company or its affiliates has a material business interest with which Officer is or was previously involved.

(h) Non-Interference. If the Company terminates Officer’s employment without Cause under Paragraph 8(a)(ii) or if Officer becomes eligible for the benefits available under Paragraphs 8(a)(i) or 8(b), Officer, for the greater of (i) one year, or (ii) as long as Officer is receiving severance payments under the Agreement, shall not, whether on his own account or on the account of another individual, partnership, firm, corporation, or other business organization (other than the Company and its affiliates), directly or indirectly, solicit, endeavor to entice away from the Company or any of its affiliates, or otherwise interfere with the relationship of the Company or its affiliates, any person who is employed by or otherwise engaged to perform services for the Company or its affiliates including but not limited to, any independent representatives or organizations, or any person or entity that is a customer of the Company or its affiliates.

(i) Confidential Information; Trade Secrets. Officer hereby agrees that Officer shall not, directly or indirectly, at any time during the term of Officer’s employment under this Agreement, and for a two-year period following the termination of such employment for any reason, reveal, divulge, or disclose to any person not expressly authorized by the Company any Confidential Information, or use or make use of any Confidential Information in connection with any business activity other than that of the Company. Throughout the term of this Agreement and at all times after the date that this Agreement terminates for any reason, Officer shall not directly or indirectly transmit or disclose any Trade Secret of the Company to any person, and shall not make use of any such Trade Secret, directly or indirectly, for himself or for others, without the prior written consent of the Company. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company’s rights or Officer’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.

Anything herein to the contrary notwithstanding, Officer shall not be restricted from disclosing or using Confidential Information that is required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, Officer shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Officer.

For purposes of this Paragraph 8(i), the term “Confidential Information” means all information regarding the Company, its activities, business or clients that is the subject of reasonable efforts by the Company to maintain its confidentiality and that is not generally disclosed by practice or authority to persons not employed by the Company, but that does not rise to the level of a Trade Secret. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company. For purposes of this Paragraph 8(i), the term “Trade Secret” means all information, without regard to form, which is not commonly known by or available to the public and which information: (1) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. These definitions shall not limit any definition of “confidential information,” “trade secret,” or any equivalent terms under state or federal law.

9. ASSIGNABILITY.

No rights or obligations of Officer under this Agreement may be assigned or transferred by Officer, except that (i) Officer’s rights to compensation and benefits hereunder may be transferred by will or laws of intestacy to the extent specified herein, and (ii) Officer’s rights under Benefit Plans described in Section 4 or executive incentive and benefit plans described in Section 5 may be assigned or transferred in accordance with the terms of such plans or programs, or regular practices thereunder. The Company, in its sole discretion, may assign or transfer its rights and obligations under this Agreement.

10. CONFIDENTIALITY.

Unless otherwise made public by the Company, Officer will not disclose the terms of this Agreement except (i) to financial and legal advisors under an obligation to maintain confidentiality, or (ii) as required by a valid court order or subpoena (and in such event will use his best efforts to obtain a protective order requiring that all disclosures be kept under court seal) and will notify the Company promptly upon receipt of such order or subpoena.

11. MISCELLANEOUS.

(a) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of ______________ without reference to laws governing conflicts of law.

(b) Entire Agreement. This Agreement contains all of the understandings and representations between the parties hereto pertaining to the subject matter hereof and supersedes all undertakings and agreements, whether oral or in writing, if any, previously entered into by them with respect thereto.

(c) Amendment or Modification; Waiver. No provision in this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by Officer and by a duly authorized officer of the Company thereunto duly authorized to do so. Except as otherwise specifically provided in the Agreement, no waiver by a party hereto of any breach by the other party hereto of any condition or provision of the Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time.

(d) Notice. Any notice (with the exception of notice of termination by the Company, which may be given by any means and need not be in writing except that if termination is for Cause, oral notice must be followed by written notice) or other document or communication required or permitted to be given or delivered hereunder shall be in writing and shall be deemed to have been duly given or delivered if (i) mailed by United States mail, certified, return receipt requested, with proper postage prepaid, or (ii) otherwise delivered by hand or by overnight delivery, against written receipt, by a common carrier or commercial courier or delivery service, to the party to whom it is to be given at the address of such party as set forth below (or to such other address as a party shall have designated by notice to the other parties given pursuant hereto):

If to Officer:
Full Name
Name of Subsidiary
Address
City, State, Zip

If to the Company:
Name of Subsidiary
c/o Progress Energy Service Company, LLC
410 S. Wilmington Street
Raleigh, North Carolina 27601
Attn.: Vice President, Human Resources

Any such notice, request, demand, advice, schedule, report, certificate, direction, instruction or other document or communication so mailed or sent shall be deemed to have been duly given, if sent by mail, on the third business day following the date on which it was deposited at a United States post office, and if delivered by hand, at the time of delivery by such commercial courier or delivery service, and, if delivered by overnight delivery service, on the first business day following the date on which it was delivered to the custody of such common carrier or commercial courier or delivery service, as all such dates are evidenced by the applicable delivery receipt, airbill or other shipping or mailing document.

(e) Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

(f) References. In the event of Officer’s death or a judicial determination of Officer’s incompetence, reference in this Agreement to Officer shall be deemed, where appropriate, to refer to Officer’s legal representative, or, where appropriate, to Officer’s beneficiary or beneficiaries.

(g) Headings. Headings contained herein are for convenient reference only and shall not in any way affect the meaning or interpretation of this Agreement.

(h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

(i) Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement:

(1) Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.

(2) All references herein to particular articles, paragraphs, sections, subsections, clauses, Schedules or Exhibits are references to articles, paragraphs, sections, subsections, clauses, Schedules or Exhibits of this Agreement.

(3) Each party and its counsel have reviewed and revised (or requested revisions of) this Agreement, and therefore any rule of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto or amendments hereof.

(4) As used in this Agreement, "including" is illustrative, and means "including but not limited to."

(j) Remedies. Remedies specified in this Agreement are in addition to any others available at law or in equity.

(k) Withholding Taxes. All payments under this Agreement shall be subject to applicable income, excise and employment tax withholding requirements.

(l) Compliance with 409A. Notwithstanding anything in the Agreement to the contrary, if any amount or benefit that the Company determines would constitute non-exempt “deferred compensation” for purposes of Section 409 of the Internal Revenue Code (“Code”) would otherwise be payable or distributable under this Agreement by reason of Officer’s separation from service during a period in which he is a Specified Employee (as defined below), then to the extent necessary to comply with Code Section 409A: (i) if the payment or distribution is payable in a lump sum, Officer’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of Officer’s death or the first day of the seventh month following Officer’s separation from service (subject to exceptions specified in the final regulations under Code Section 409A), and (ii) if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following Officer’s separation from service will be accumulated and Officer’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of Officer’s death or the first day of the seventh month following Officer’s separation from service (subject to exceptions specified in the final regulations under Code Section 409A), whereupon the accumulated amount will be paid or distributed to Officer, without interest, and the normal payment or distribution schedule for any remaining payments or distributions will resume. For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder, provided, however, that, as permitted in such final regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board of Directors, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed, or have caused this Agreement to be executed by their duly authorized officer, as the case may be, all as of the day and year written below.

FULL NAME

___________________________________   Date: _________________________

NAME OF SUBSIDIARY

By:  ________________________________                          Date: _________________________
         NAME
         TITLE